Fund Compliance & Services LLC

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective June 1, 2006, between FUND COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 450 Wireless Boulevard, Hauppauge, NY 11788 (“FCS”), and THE BOYAR VALUE FUND, INC. a registered investment company organized as a Maryland Corporation, located at 450 Wireless Boulevard, Hauppauge, NY 11788 (the "Fund").

I.   SCOPE OF SERVICES

FCS will provide compliance services to the Fund as set forth herein and assist the Fund in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”).

Phase I - Risk Management and Policies and Procedures Review

A. Evaluation of Internal Control Structure

1.

Conduct interviews with certain employees throughout the business lines of the Fund that are responsible for the day-to-day operations of the Fund in relation to compliance with the Federal Securities Laws by the Fund and the investment adviser, principal underwriter, administrator, and transfer agent of the Fund (collectively the “Service Providers”).

2. Assess from the interviews the operational risks and compliance with stated policies and procedures of the Fund and its Service Providers.

3. Review internal audit and other reports maintained by the Fund and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4. Review any written policies and procedures provided pursuant to Item B below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Fund and its Service Providers.

B. Policies and Procedures

Conduct a detailed review of the Fund's policies and procedures pertaining to compliance with the Federal Securities Laws.  This review will cover among other things, policies and procedures relating to:

1. Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing polices and procedures:

a)

Monitoring for circumstances that may necessitate the use of fair value prices;

b)

Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c)

Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and

d)

Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2. Processing of fund shares, with a focus on the following items:

a)

Segregation of investor orders received before the Fund prices its shares from those that were received after the Fund prices its shares; and

b)

Methodology used by the Funds to protect themselves and their shareholders against late trading.

3. Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4. Protection of nonpublic information, including:

a)

Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Fund or its Service Providers;

b)

Disclosure to third parties of material information about the Fund’s portfolio, trading strategies, or pending transactions; and

c)

Purchase or sale of Fund shares by the Fund or its Service Provider's personnel based on material, nonpublic information about the Fund’s portfolio.

5. Compliance with fund governance requirements, including the procedures to guard against:

a)

Improperly constituted board;

b)

Failure of the board to properly consider matters entrusted to it; and

a)

Failure of the board to request and consider information required by the 1940 Act from the Fund and its Service Providers.

6. The excessive short-term trading of mutual fund shares that may be harmful to the Fund, including a focus on the following areas:

a)

Consistency of policies and procedures with the Fund’s disclosed policies regarding market timing;

b)

Monitoring of shareholder trades or flows of money in and out of the funds in order to detect market timing activity;

c)

Enforcement of the Fund’s policies regarding market timing;

d)

Prevention of waivers that would harm the Fund or its shareholders or subordinate the interests of the Funds or its shareholders to those of the Fund or any other affiliated person or associated person of the Fund; and

e)

Reporting to the Fund’s board regarding all waivers granted, so that the board can determine whether the waivers were proper.

In addition, FCS shall conduct a review of the policies and procedures of the Fund’s Service Providers, as they relate to the Fund’s compliance with the Federal Securities Laws.

Advisers Act

The review of the policies and procedures of the Fund’s investment adviser shall cover, among other things, to the extent applicable to the Fund:

1. Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Fund, and applicable regulatory restrictions;

2. Trading practices, including procedures by which the Fund satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

3. Proprietary trading of the Fund and personal trading activities of supervised persons;

4. The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

5. Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

6. The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

7. Marketing advisory services, including the use of solicitors;

8. Processes to value client holdings and assess fees based on those valuations;

9. Safeguards for the privacy protection of client records and information; and

10. Business continuity plans.

It is understood that the Chief Compliance Officer of the Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under The Investment Advisers Act of 1940, and for overseeing, with respect to the portfolios they advise, each of items 1- 10 enumerated above under the heading “Advisers Act.”

Where deemed appropriate and in accordance with recent SEC staff pronouncements, FCS may rely on summaries that are prepared by a Service Provider or a third party, instead of the actual policies and procedures of the Service Provider or third party outlined in this section.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, FCS will conduct any additional research that is necessary in order to ensure that the current practices of the Fund are in compliance with the Federal Securities Laws and relevant rules promulgated there under. Additionally, FCS will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

1. Consistency with regulatory expectations of risk based policies and procedures;

2. Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and

3. Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by FCS will be based on industry best practices and regulatory expectations. Upon completion of Phase I, the Fund will have policies and procedures that are designed to assist the Fund in fully complying with Rule 38a-1 under the 1940 Act.  These procedures will be compiled in the Fund’s manual that describe the overall implementation of the Fund’s Compliance Program (the “Compliance Program Manual”).  The Fund’s Compliance Program Manual will serve as the Fund’s primary policy and procedures manual and will be reviewed to insure that it includes summaries of the compliance polices and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Fund’s Compliance Program Manual is complete, the Fund’s Chief Compliance Officer will present it to the Board of Directors of the Fund (the “Board”) for Approval.

Thereafter, the Fund’s Chief Compliance Officer will create any appropriate records and monitor the Fund’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Fund’s Service Providers.

The Fund’s Chief Compliance Officer will conduct an annual review to assess compliance with the Fund’s Compliance Program and its overall effectiveness, and will prepare a written report to the Fund’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those polices and procedures since the date of the last report, and any material changes to the polices and procedures recommended as a result of the annual review, and each Material Compliance Matter as defined in Rule 38a-1 of the 1940 Act.

II. STAFFING AND TIMING

Under the terms of this Agreement, FCS will provide the services of Michael Wagner, who shall be appointed by the Board as the Chief Compliance Officer for the Fund.  In addition, FCS will provide support staff to Mr. Wagner to assist him in all aspects of his duties under this Agreement.  Mr. Wagner will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A biography for Mr. Wagner is included in Appendix B to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Fund.

Visits to Service Providers of the Fund will include:

1)

On-site visit to the Fund’s Administrator and Fund Accountant.

2)

On-site visit to the Fund’s Transfer Agent and Distributor.

3)

On-site visit to the Fund’s investment adviser.

4)

Visit to the Fund’s investment adviser will be preceded by telephone and other contact and consultation between the Fund’s Chief Compliance Officer and the investment adviser’s Chief Compliance Officer.

OFF-SITE

The off-site portion of this engagement will consist of FCS devoting significant time preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, FCS shall be compensated as indicated in the attached Schedule A.

IV. INDEPENDENT CONTRACTOR

FCS shall act as an independent contractor and not as an agent of the Fund and FCS shall make no representation as an agent of the Fund, except that the Chief Compliance Officer as appointed by the Fund’s Board shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Fund.

FCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of FCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by FCS will be favorably received by any regulatory agency.

Though FCS's work may involve analysis of accounting and financial records, at no time will work performed by FCS be deemed to be an audit of the Fund in accordance with generally accepted auditing standards or otherwise. Nor will any work performed by FCS consist of a review of the internal controls of the Fund in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

V. PROPRIETARY INFORMATION

In carrying out its consulting duties, FCS will acquire information of a confidential nature relating to the Fund's business activities and its clients.   FCS hereby agrees to maintain the confidentiality of the Fund’s information and shall not use, publish, or otherwise disclose any information pertaining to the Fund or its Service Providers.

FCS recognizes that the Fund may be subject to the provisions of the Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA"). FCS represents that it is a nonaffiliated third party service provider that is excepted from the Notice and Opt Out Requirements pursuant to the GLBA.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Indemnification of FCS.  The Fund shall indemnify and hold FCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement.  FCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of FCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Fund shall hold FCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Fund or for any action reasonably taken or omitted in good faith reliance on such information.

(b)

Indemnification of the Fund. FCS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to FCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of FCS’s lack of good faith, gross negligence or willful misconduct with respect to FCS’ performance under or in connection with this Agreement.

(c)

Reliance.  Except to the extent that FCS may be liable pursuant to this Section VI, FCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)

advice of the Fund or of counsel to the Fund;

(ii)

any written instruction or certified copy of any resolution of the Board, and FCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by FCS to have been validly executed; or

(iii)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by FCS to be genuine and to have been signed or presented by the Fund or other proper party or parties.

FCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which FCS reasonably believes in good faith to be genuine.

(d)

Errors of Others ..  FCS shall not be liable for the errors of other Service Providers to the Fund, and errors in information provided by an investment adviser or custodian to the Fund; except or unless any FCS action or inaction is a direct or proximate cause of the error.

(e)

Limitation of Shareholder and Director Liability.  The Directors of the Fund and the shareholders of Fund shall not be liable for any obligations of the Fund under this Agreement, and FCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which FCS’s rights or claims relate in settlement of such rights or claims, and not to the Directors of the Fund or the shareholders of the Fund.  It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Fund, as provided in the Articles of Incorporation, as supplemented, and By-Laws.  The execution and delivery of this Agreement has been authorized by the Directors of the Fund and signed by the officers of the Fund, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in its Articles of Incorporation, as supplemented, and By-Laws.  A copy of these Fund documents are on file with the Secretary of State of Maryland.

(f)

In the event that FCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which FCS is not a party, FCS shall promptly notify the Fund and shall be reimbursed by the Fund at standard billing rates for FCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of her duties under this Agreement, she shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Fund, in accordance with the terms therein.  If such policy is utilized on the Chief Compliance Officer’s behalf, none of the deductible will be payable by FCS.

VII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this agreement:

A.

The investment adviser for the Fund will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

B.

The Fund will obtain a written representation from the provider of Directors and Officers/ Errors and Omissions Insurance coverage for the Directors/officers of each Fund, to the effect that the Fund’s Chief Compliance Officer is fully covered thereunder as an officer of the Fund.

VIII. WARRANTY

FCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX. EFFECTIVE DATE, TERM AND TERMINATION

(a)

Effective Date and Term.  This Agreement shall become effective on the date first above written.  This Agreement shall remain in effect for a period of two years from the date of its effectiveness and subject to approval of the Board of the Fund, including approval by a majority of the Independent Directors, shall continue in effect for successive twelve-month periods.

(b)

Termination.  After the initial two-year term, this Agreement may be terminated upon ninety (90) days prior written notice by either party. During the initial two-year term, this Agreement may not be terminated by either party absent a material breach.  Either party shall have 30 days to remedy a material breach. Compensation due FCS and unpaid by the Fund upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, FCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders.

(c)

Reimbursement of FCS’s Expenses.  If this Agreement is terminated with respect to a Fund or Funds, FCS shall be entitled to collect from the Fund the amount of all of FCS’s reasonable labor charges and cash disbursements for services in connection with GFS’ activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Fund and/or its designees of related records, instruments and documents, or any copies thereof.  In the event of termination, FCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund.

X. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

(a) Termination.  If the Board dismisses the Fund’s Chief Compliance Officer, this Agreement will either end immediately or, at the discretion of both parties, FCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If such dismissal is not for cause (i.e., professional negligence, willful misconduct or gross negligence), and occurs before the end of the initial two-year term of this Agreement, then the Fund will pay to FCS the full fees due through the end of the two-year term, less any fees already paid under this Agreement, plus any unpaid Out of Pocket Expenses.  If the Board dismisses the Fund’s Chief Compliance Officer for negligence, willful misconduct or gross negligence before the end of the initial two-year term of this Agreement, then the Fund will pay FCS only for fees and Out of Pocket Expenses accrued up to that point in time.  If the Board dismisses the Fund’s Chief Compliance Officer for negligence, willful misconduct or gross negligence in subsequent years, then the Fund will pay FCS only for fees and Out of Pocket Expenses accrued up to that point in time.

(b) Prevention of Termination.  If FCS wishes to dismiss the Chief Compliance Officer under the terms of FCS’s contract with the Chief Compliance Officer, then FCS will present its plan of action to the Board prior to taking such action.  Under such circumstances FCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through FCS.  If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer.  If, the Board chooses to engage its own Chief Compliance Officer as a result of FCS dismissing the Chief Compliance Officer under this Agreement, the contract with FCS would end, and the Fund would pay FCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

(c) Change in Compensation:  If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then either the fees paid to FCS by the Fund will increase proportionately or the Fund will separately compensate the Chief Compliance Officer for any amounts it deems due to the Chief Compliance Officer above the amounts due to FCS under this Agreement.  Otherwise, the Board may directly increase the fees paid to FCS via an amendment to this Agreement.  Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

(d)

Resignation by Chief Compliance Officer:  If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, FCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If the Board chooses to end it’s relationship with FCS as a result of such voluntary resignation by the Chief Compliance Officer, the contract with FCS would end, and the Fund would pay FCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.  FCS will make every effort to assist the Board in a smooth transition during this period.

XI. MISCELLANEOUS

(a)

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)

Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)

Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)

Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:	To FCS:
Andrew Rogers	Michael J. Wagner
President	President
The Boyar Value Fund, Inc.	Fund Compliance Services, LLC
450 Wireless Boulevard	450 Wireless Boulevard
Hauppauge, NY 11788	Hauppauge, NY 11788
(631) 470-2669	(631) 470-2604
Andrewr@geminifund.com	Mikew@fundcompliance.net

With a copy to:

Leonard Pierce, Esq.
Wilmer Cutler Pickering Hale & Dorr
60 State Street
Boston, MA 02109
Tel.: (617) 526-6440

(i)

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE BOYAR VALUE FUND, INC. ___/s/Andrew Rogers___________ By: Andrew Rogers President	FUND COMPLIANCE SERVICES, LLC __Michael J. Wagner_________________ By: Michael J. Wagner President

APPENDIX A –PAYMENT

2) Base Fee: $12,000 per annum payable quarterly in advance

APPENDIX B- RESUME OF CCO

Michael J. Wagner

450 Motor Parkway

Hauppauge, NY 11788

631-470-2604 or mikew@fundcompliance.net

Fund Compliance Services, LLC – Hauppauge, NY

President

April 2006- current

            Senior Vice President

              August 2004-March 2006

·     Created to assist fund companies meet rule 38a-1 requirements

·     Review and prepare compliance manuals for multiple fund families

·     Attend Board meetings and present materials

·     Coordinate the services of multiple CCOs

NorthStar Financial Services Group

Gemini Fund Services, LLC – Hauppauge, NY

President

April 2004- March 2006

            Chief Operating Officer

              January 2003- March 2006

·     President, Treasurer and other officer of multiple fund families

·     Attend Board meetings and present materials

·     Created subsidiary company, GemCom, LLC, to provide printing and edgarization services

·     Created subsidiary company, Fund Compliance Services, LLC, to provide CCO and compliance services

·

Responsible for all operating departments including fund accounting, financial and legal administration and transfer agency, supervising approximately 60 professionals

·     Automate portfolio compliance for mutual funds

·     Oversee fund compliance with domestic and international regulatory requirements

·     Implement FundStation.net performance system

·     Coordinate annual audits with independent accountants

·     Supervise launch of multiple fund families

·     Project manager responsible for implementing and overseeing all aspects of fund mergers,

                   acquisitions and consolidations

·     Prepare and review financial statements and board books

·     Member of Securities Valuation Committee for multiple fund families

·     Prepare and present client presentations

GemCom, LLC – Hauppauge, NY

Vice President

July 2004 – Current

·     Provide Edgar services for regulatory filings

·     Prepare and print financial statements and marketing documents

Orbitex Fund Services (predecessor to Gemini Fund Services)

             Director of Operations

             September 1999- June 2001

             Senior Vice President- Fund Accounting

             July 2001-December 2002

·     Direct implementation of new fund accounting system

·     Coordinate relocation of transfer agency function to Omaha

·     Responsible for client relationship management

·     Manage staff of 20+ plus

·     Orchestrate conversion of mutual funds to Invest One accounting system

·     Y2K project leader for accounting department and design disaster recovery plan

·     Coordinate annual audits with independent accountants

·     Develop and present training seminars for mutual funds

American Data Services (predecessor to Orbitex Fund Services)

Director of Operations

November 1987 – August 1999

·     Prepare financial statements and quarterly board reports

·     Coordinate development of proprietary fund accounting and transfer agency systems

·     Responsible for fund accounting, administration and transfer agency operations

·     Prepared or reviewed all dividend calculations

·     Prepared or reviewed all income and excise tax returns

·     Resolved issues relating to foreign tax reclaims and class action proceeds

·     Responsible for client relationships

Ernst & Young - New York, NY

            Senior Audit Manager

            Audit Manager

            Audit Supervisor

            Audit Senior Accountant

            Audit Staff Accountant

October 1972- October 1987

·     Responsible for the audits of many mutual funds, including The Dreyfus Funds

·     Preparation of financial statements and tax returns for mutual fund clients

·     Responsible for audits of other investment vehicles such as closed end funds and UITs

·     Supervised audits and special projects with staffs as large 250

·

Responsible for numerous “high profile” client audits and special projects, including reviews of systems of internal control

Computer Knowledge

Microsoft Word, PowerPoint  & Excel, PAM, Envision, PAIRS

Education

St. John’s University

Bachelor of Science Degree - May 1972

Graduated Cum Laude

Major:   Accounting

Achievements

Certified Public Accountant in State of New York 1975

Other

            Officer in the United States Army 1972-1978

            Member of the American Institute of Certified Public Accountant

Member of the New York State Society of Public Accountants (through 2003)